Exhibit 99.1
Contact:
Jeff Misakian
Vice President, Investor Relations
(562) 552-9417
jmisakian@go2uti.com
UTi WORLDWIDE APPOINTS DONALD W. SLAGER TO BOARD OF DIRECTORS
LONG BEACH, Calif., September 14, 2009 — UTi Worldwide Inc. (NASDAQ: UTIW) today announced that Donald W. Slager has been appointed to its board of directors, effective September 13, 2009, for a term that expires at the 2010 Annual Meeting of Shareholders. Mr. Slager has also joined the Company’s Compensation Committee, Nominations and Corporate Governance Committee and recently established Risk Committee. Mr. Slager’s appointment brings UTi’s board to eight members.
Roger I. MacFarlane, chairman, said, “We are pleased to have Don join our board at this critical juncture in UTi’s history. His broad operational background and service industry experience bring valuable expertise.”
Mr. Slager, 47, has been president and chief operating officer of Republic Services since December 2008, following that company’s merger with Allied Waste where he had served in the same capacity with Allied since January 2005. Mr. Slager previously served in roles of increasing responsibility in operations for Allied since 1985.
About UTi Worldwide
UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers, and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ supply chains.
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